EXHIBIT 10.1

UNITED STATES OF AMERICA
BEFORE THE
BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM
WASHINGTON, D.C.

STATE OF GEORGIA
DEPARTMENT OF BANKING AND FINANCE
ATLANTA, GEORGIA

Written Agreement by and between
Docket No. 10-040-WA/RB-HC
ATLANTIC SOUTHERN FINANCIAL GROUP, INC.
Macon, Georgia

FEDERAL RESERVE BANK OF ATLANTA Atlanta, Georgia

and

BANKING COMMISSIONER OF THE STATE OF GEORGIA
Atlanta, Georgia

WHEREAS, Atlantic Southern Financial Group, Inc., Macon, Georgia (“Atlantic”), a registered bank holding company, owns and controls Atlantic Southern Bank, Macon, Georgia (the “Bank”), a state chartered nonmember bank, and a nonbank subsidiary;

WHEREAS, it is the common goal of Atlantic, the Federal Reserve Bank of Atlanta (the “Reserve Bank”), and the Banking Commissioner of the State of Georgia (the “Commissioner”) to maintain the financial soundness of Atlantic so that Atlantic may serve as a source of strength to the Bank;

WHEREAS, Atlantic, the Reserve Bank, and the Commissioner have mutually agreed to enter into this Written Agreement (the “Agreement”); and

WHEREAS, on              , 2010, the board of directors of Atlantic, at a duly constituted meeting, adopted a resolution authorizing and directing                                             to enter into this Agreement on behalf of Atlantic, and consenting to compliance with each and every provision of this Agreement by Atlantic and its institution-affiliated parties, as defined in sections 3(u) and 8(b)(3) of the Federal Deposit Insurance Act, as amended (the “FDI Act”) (12 U.S.C. §§ 1813(u) and 1818 (b)(3)).

NOW, THEREFORE, Atlantic, the Reserve Bank, and the Commissioner agree as follows:

Source of Strength

1.             The board of directors of Atlantic shall take appropriate steps to fully utilize Atlantic’s financial and managerial resources, pursuant to section 225.4 (a) of Regulation Y of the Board of Governors of the Federal Reserve System (the “Board of Governors”) (12 C.F.R. § 225.4(a)), to ensure that the Bank complies with the Cease and Desist Order entered into with the Federal Deposit Insurance Corporation (the “FDIC”) and the Commissioner on September 11, 2009 and any other supervisory action taken by the Bank’s federal or state regulators.

Dividends and Distributions

2.             (a)            Atlantic shall not declare or pay any dividends without the prior written approval of the Reserve Bank, the Director of the Division of Banking Supervision and Regulation of the Board of Governors (the “Director”), and the Commissioner.

(b)            Atlantic shall not directly or indirectly take dividends or any other form of payment representing a reduction in capital from the Bank without the prior written approval of the Reserve Bank and the Commissioner.

(c)           Atlantic and its nonbank subsidiary shall not make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without the prior written approval of the Reserve Bank, the Director, and the Commissioner.

(d)           All requests for prior approval shall be received by the Reserve Bank and the Commissioner at least 30 days prior to the proposed dividend declaration date, proposed distribution on subordinated debentures, and required notice of deferral on trust preferred securities. All requests shall contain, at a minimum, current and projected information on Atlantic’s capital, earnings, and cash flow; the Bank’s capital, asset quality, earnings, and allowance for loan and lease losses; and identification of the sources of funds for the proposed payment or distribution. For requests to declare or pay dividends, Atlantic must also demonstrate that the requested declaration or payment of dividends is consistent with the Board of Governors’ Policy Statement on the Payment of Cash Dividends by State Member Banks and Bank Holding Companies, dated November 14, 1985 (Federal Reserve Regulatory Service, 4-877 at page 4-323) and the Georgia Department of Banking and Finance Statement of Policies.

Debt and Stock Redemption

3.             (a)            Atlantic and any nonbank subsidiary shall not, directly or indirectly, incur, increase, or guarantee any debt without the prior written approval of the Reserve Bank and the Commissioner. All requests for prior written approval shall contain, but not be limited to, a statement regarding the purpose of the debt, the terms of the debt, and the planned source(s) for debt repayment, and an analysis of the cash flow resources available to meet such debt repayment.

(b)            Atlantic shall not, directly or indirectly, purchase or redeem any shares of its stock without the prior written approval of the Reserve Bank and the Commissioner.

Capital Plan

4.             Within 60 days of this Agreement, Atlantic shall submit to the Reserve Bank and the Commissioner an acceptable written plan to maintain sufficient capital at Atlantic on a consolidated basis. The plan shall, at a minimum, address, consider, and include:

(a)           The consolidated organization’s and the Bank’s current and future capital requirements, including compliance with the Capital Adequacy Guidelines for Bank Holding Companies: Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and D of Regulation Y of the Board of Governors (12 C.F.R. Part 225, App. A and D) and the applicable capital adequacy guidelines for the Bank issued by FDIC;

(b)           the adequacy of the Bank’s capital, taking into account the volume of classified credits, concentrations of credit, ALLL, current and projected asset growth, and projected retained earnings;

(c)           the source and timing of additional funds necessary to fulfill the consolidated organization’s and the Bank’s future capital requirements;

(d)           supervisory requests for additional capital at the Bank or the requirements of any supervisory action imposed on the Bank by its federal or state regulator; and

(e)           the requirements of section 225.4(a) of Regulation Y of the Board of Governors that Atlantic serve as a source of strength to the Bank.

5.             Atlantic shall notify the Reserve Bank and the Commissioner, in writing, no more than 30 days after the end of any quarter in which any of the consolidated organization’s capital ratios fall below the approved plan’s minimum ratios. Together with the notification, Atlantic shall submit an acceptable capital plan that details the steps Atlantic will take to increase the consolidated organization’s capital ratios to or above the approved plan’s minimums.

Affiliate Transactions

6.             (a)            Within 30 days of this Agreement, Atlantic shall submit to the Reserve Bank an acceptable written plan to reimburse the Bank for all payments made by the Bank in violation of sections 23A and 23B of the Federal Reserve Act (12 U.S.C. §§371c and 371c-1). The plan shall specify the amount(s) to be reimbursed or paid to the Bank, the method used to calculate the amount including interest, and a schedule for when the reimbursement will be made.

(b)           Atlantic shall take all necessary actions to ensure that the Bank complies with sections 23A and 23B of the Federal Reserve Act (12 U.S.C. §§ 371c and 371c-1) and Regulation W of the Board of Governors (12 C.F.R. Part 223) in all transactions between the Bank and its affiliates, including but not limited to Atlantic and its nonbank subsidiary.

(c)           Atlantic and its nonbank subsidiary shall not cause the Bank or any other depository institution subsidiary of Atlantic to violate any provision of sections 23A and 23B of the Federal Reserve Act or Regulation W of the Board of Governors.

Compensation

7.             (a)            Atlantic shall not, directly or indirectly, increase the salaries or bonuses of, or make any other payments, including, but not limited to, the payment of fees, reimbursement of expenses or payment of indebtedness, to or on behalf of, any of Atlantic’s officers without the prior written approval of the Reserve Bank and the Commissioner.

(b)           All salaries, bonuses, and fees paid to Atlantic’s officers shall be paid solely by Atlantic and preapproved by the board of directors on a regular basis.

(c)           Notwithstanding the provisions of this paragraph, Atlantic does not need to obtain the prior written approval of the Reserve Bank and the Commissioner for the reimbursement of reasonable expenses that aggregate no more than $500 per month for each officer, provided that such reasonable expenses are incurred in performing routine duties, which have been adequately documented and reported on Atlantic’s books and records.

Compliance with Laws and Regulations

8.             (a)            In appointing any new director or senior executive officer, or changing the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, Atlantic shall comply with the notice provisions of section 32 of the FDI Act (12 U.S.C. § 1831i) and Subpart H of Regulation Y of the Board of Governors (12 C.F.R. §§ 225.71 et seq.).

(b)           Atlantic shall comply with the restrictions on indemnification and severance payments of section 18(k) of the FDI Act (12 U.S.C. § 1828(k)) and Part 359 of the Federal Deposit Insurance Corporation’s regulations (12 C.F.R. Part 359).

Progress Reports

9.             Within 30 days after the end of each calendar quarter following the date of this Agreement, the board of directors shall submit to the Reserve Bank and the Commissioner written progress reports detailing the form and manner of all actions taken to secure compliance with the provisions of this Agreement and the results thereof, and a parent company only balance sheet, income statement, and, as applicable, report of changes in stockholders’ equity.

Approval and Implementation of Plan

10.           (a)            Atlantic shall submit a written capital plan that is acceptable to the Reserve Bank and the Commissioner within the applicable time period set forth in paragraph 4 of this Agreement.

(b)           Within 10 days of approval by the Reserve Bank and the Commissioner, Atlantic shall adopt the approved capital plan. Upon adoption, Atlantic shall promptly implement the approved plan, and thereafter fully comply with it.

(c)           During the term of this Agreement, the approved capital plan shall not be amended or rescinded without the prior written approval of the Reserve Bank and the Commissioner.

Communications

11.         All communications regarding this Agreement shall be sent to:

(a)           Mr. Robert D. Hawkins

Assistant Vice President

Federal Reserve Bank of Atlanta

1000 Peachtree Street, N.E.

Atlanta, Georgia 30309-4470

(b)           Mr. Robert M. Braswell

Commissioner

Georgia Department of Banking and Finance

2990 Brandywine Road, Suite 200

Atlanta, GA 30341

(e)           Mr. Mark Stevens

CEO and President

Atlantic Southern Financial Group, Inc.

1701 Bass Road

Macon, Georgia 31210

Miscellaneous

12.         Notwithstanding any provision of this Agreement, the Reserve Bank and the Commissioner may, in their sole discretion, grant written extensions of time to Atlantic to comply with any provision of this Agreement.

13.         The provisions of this Agreement shall be binding upon Atlantic and its institution-affiliated parties, in their capacities as such, and their successors and assigns.

14.         Each provision of this Agreement shall remain effective and enforceable until stayed, modified, terminated, or suspended in writing by the Reserve Bank and the Commissioner.

15.         The provisions of this Agreement shall not bar, estop, or otherwise prevent the Board of Governors, the Reserve Bank, the Commissioner or any other federal or state agency from taking any other action affecting Atlantic, the Bank, or any of their current or former institution-affiliated parties and their successors and assigns.

16.         Pursuant to section 50 of the FDI Act (12 U.S.C. § 1831aa), this Agreement is enforceable by the Board of Governors under section 8 of the FDI Act (12 U.S.C. § 1818) and by the Commissioner pursuant to the Official Code of Georgia Annotated § 7-1-91.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the          day of            , 2010.

ATLANTIC SOUTHERN FINANCIAL GROUP, INC.	FEDERAL RESERVE BANK OF ATLANTA

By:	By:
Robert D. Hawkins
Assistant Vice President

BANKING COMMISSIONER OF THE STATE OF GEORGIA

By:
Robert M. Braswell
Commissioner